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News Release                                                        EXHIBIT 99.1
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                  LAYNE CHRISTENSEN COMPANY DECLARES DIVIDEND
                  DISTRIBUTION OF COMMON SHARE PURCHASE RIGHTS


                                             CONTACT:  Layne Christensen Company
                                                       Jerry W. Fanska, CFO
                                                       (913) 677-6858

Mission Woods, KS - October 12, 1998 - The Board of Directors of Layne Christensen Company (NASDAQ/NMS:LAYN) has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Layne Christensen Company common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 25% or more of the Company's common stock or announces a tender offer for 25% or more of the common stock. Under certain circumstances, each Right will entitle shareholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $45.00. The Company's Board will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 25% or more of the outstanding common stock.

The Rights are intended to enable all Layne Christensen Company shareholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

"The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all Layne Christensen Company shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of the Company without paying all shareholders a control premium," said Robert J. Dineen, Chairman of the Board of Layne Christensen. More than 1,500 public companies have adopted similar rights plans in recent years," concluded Dineen.

If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Layne Christensen Company having a market value at that time of twice the exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 25% or more of the outstanding common shares of Layne Christensen Company. In effect, this would enable a holder of rights (other than an Acquiring Person) to purchase $90.00 worth of common shares at half price.




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If the Company is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

The dividend distribution to establish the new Rights Plan will be payable to shareholders of record on November 9, 1998. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.

Layne Christensen provides sophisticated drilling services and related products and services for the water supply, mineral exploration, geotechnical construction and environmental markets.